                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                         CardioThoracic Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   141907105
                                 --------------
                                 (CUSIP Number)


                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 141907105                13G                        Page 2 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Venrock Associates
   I.R.S. #13-6300995


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York, U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0%


12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 14 pages

CUSIP No. 141907105                13G                        Page 3 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Venrock Associates II, L.P.
   I.R.S. #13-3844754


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York, U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0%


12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 14 pages

CUSIP No. 141907105                13G                        Page 4 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Mark W. Bailey
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 14 pages

CUSIP No. 141907105                13G                        Page 5 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Anthony B. Evnin
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           26,252


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           26,252


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   26,252


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 14 pages

CUSIP No. 141907105                13G                        Page 6 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   David R. Hathaway
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           12,851


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           12,851


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,851


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.1%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 14 pages

CUSIP No. 141907105                13G                        Page 7 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Patrick F. Latterell
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           23,519


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           23,519


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   23,519


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 14 pages

CUSIP No. 141907105                13G                        Page 8 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Ted H. McCourtney
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           27,822


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           27,822


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   27,822


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 8 of 14 pages

CUSIP No. 141907105                13G                        Page 9 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Ray A. Rothrock
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           12,456


        6  SHARED VOTING POWER

           0


        7  SOLE DISPOSITIVE POWER

           12,456


        8  SHARED DISPOSITIVE POWER

           0


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,456


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.1%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 9 of 14 pages

CUSIP No. 141907105                13G                       Page 10 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Kimberley A. Rummelsburg
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           2,962


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           2,962


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,962


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.02%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 10 of 14 pages

CUSIP No. 141907105                13G                       Page 11 of 14 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Anthony Sun
   ###-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           25,698


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           25,698


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   25,698


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 11 of 14 pages

        Introduction: This Amendment No. 1 amends a Statement on Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 14, 1997 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Mark W. Bailey, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of CardioThoracic Systems, Inc.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  CardioThoracic Systems, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  10600 North Tantau Avenue
                  Cupertino, CA 95014-0739

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Mark W. Bailey
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                   Venrock and Venrock II are limited partnerships organized in the State of New York. Mark W. Bailey, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  141907105

Item 3            Not applicable.

Item 4            Ownership

                  (a) and (b)

                  Venrock and Venrock II beneficially own no shares or 0% of the outstanding shares of common stock.

                  Mark W. Bailey beneficially owns no shares or 0% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 26,252 shares or 0.2% of the outstanding shares of common



                              Page 12 of 14 pages
                  stock. David R. Hathaway beneficially owns 12,851 shares or 0.1% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 23,519 shares or 0.2% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 27,822 shares or 0.2% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 12,456 shares or 0.1% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 2,962 shares or 0.02% of the outstanding shares of common stock. Anthony Sun beneficially owns 25,698 shares or 0.2% of the outstanding shares of common stock.

                  (c)

                  Mark W. Bailey has sole voting and dispositive power over no shares of common stock. Mark W. Bailey has shared voting and dispositive power over no shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 26,252 shares of common stock. Anthony B. Evnin has shared voting and dispositive power over no shares of common stock. David R. Hathaway has sole voting and dispositive power over 12,851 shares of common stock. David R. Hathaway has shared voting and dispositive power over no shares of common stock. Patrick
                  F. Latterell has sole voting and dispositive power over 23,519 shares of common stock. Patrick F. Latterell has shared voting and dispositive power over no shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 27,822 shares of common stock. Ted H. McCourtney has shared voting and dispositive power over no shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 12,456 shares of common stock. Ray A. Rothrock has shared voting and dispositive power over no shares of common stock. Kimberley A. Rummelsburg has sole voting and dispositive power over no shares of common stock. Kimberley A. Rummelsburg has shared voting and dispositive power over 2,962 shares of common stock. Anthony Sun has sole voting and dispositive power over no shares of common stock. Anthony Sun has shared voting and dispositive power over 25,698 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class

                  This Amendment No. 1 to the Schedule is being filed to report the fact that each of the reporting persons has ceased to be the beneficial owner of more than five percent of the outstanding shares of common stock.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8            Identification and Classification of Members of the Group

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group

                  Not applicable.

Item 10           Certification

                  Not applicable.



                               Page 13 of 14 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1998                           VENROCK ASSOCIATES


                                            By: /s/ Ted H. McCourtney
                                                --------------------------
                                                Ted H. McCourtney
                                                General Partner


February 13, 1998                           VENROCK ASSOCIATES II, L.P.


                                            By: /s/ Ted H. McCourtney
                                                --------------------------
                                                Ted H. McCourtney
                                                General Partner


February 13, 1998                           GENERAL PARTNERS


                                             /s/Mark W. Bailey
                                             -----------------------------
                                             Mark W. Bailey


                                             /s/ Anthony B. Evnin
                                             -----------------------------
                                             Anthony B. Evnin


                                             /s/ David R. Hathaway
                                             -----------------------------
                                             David R. Hathaway


                                             /s/ Patrick F. Latterell
                                             -----------------------------
                                             Patrick F. Latterell


                                             /s/ Ted H. McCourtney
                                             -----------------------------
                                             Ted H. McCourtney


                                             /s/ Ray A. Rothrock
                                             -----------------------------
                                             Ray A. Rothrock


                                             /s/ Kimberley A. Rummelsburg
                                             -----------------------------
                                             Kimberley A. Rummelsburg


                                             /s/ Anthony Sun
                                             -----------------------------
                                             Anthony Sun